                                                                    Exhibit 99.2

Amendments to 1994 Outside Directors Stock Option Plan

Article  4 and  Section  6(a) of the  FalconStor  Software,  Inc.  1994  Outside
Directors Stock Option Plan shall read in its entirety as follows:

            4. Shares  Subject to Option.  Options  shall be for the purchase of shares of  authorized  but unissued  common  stock or treasury  shares of common stock of the  Company  (the  "Stock"),  subject to  adjustment  as  provided  in paragraph 8. The maximum number of shares of Stock which may be issued under the
Plan shall be Five  Hundred  Thousand  (500,000)  shares.  In the event that any outstanding  Option for any reason  expires or is  terminated  and/or  shares of
Stock subject to repurchase are repurchased by the Company, the shares allocable to the unexercised portion of such Option, or such repurchased shares, may again be subject to an Option grant.

            6. Terms,  Conditions and Form of Options.  Options granted pursuant to the Plan shall be evidenced by written  agreements  specifying  the number of shares  of  Stock  covered  thereby  (the  "Option  Agreement"),  which  written agreement may  incorporate  all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

               (a)  Automatic  Grant of  Options.  Subject  to  execution  by an
Outside Director of an appropriate  Option  Agreement,  options shall be granted automatically and without further action of the Board, as follows:

                    (1) Each  person  who is newly  elected or  appointed  as an
               Outside  Director after the Annual Meeting of Stockholders of the
               Company held in 2002 (the "2002 Annual Meeting") shall be granted an Option on the day of such initial  election or  appointment to purchase Fifty Thousand  (50,000)  shares of Stock.  In addition, each person who was  appointed  as an Outside  Director on August
               22,  2001 was  granted  an option to  purchase  Fifteen  Thousand
               (15,000) shares of stock on August 22, 2001 and upon  stockholder approval of the amendments to the Plan at the 2002 Annual Meeting will be granted an option to purchase an  additional  Thirty-Five
               Thousand (35,000) shares of Stock.

                    (2) On the date of each Annual  Meeting of  Stockholders  of
               FalconStor  Software,  Inc. occurring on or after the date of the
               2002 Annual  Meeting,  each Outside  Director shall be granted an
               Option to purchase Ten Thousand (10,000) shares of Stock.

                    (3) Notwithstanding the foregoing,  any person may elect not to  receive an Option to be granted  pursuant  to this  paragraph
               6(a) by delivering  written  notice of such election to the Board no later  than the day  prior  to the date on which  such  Option

                                      -2-

               would otherwise be granted. A person do declining an Option shall receive  no  payment  or  other  consideration  in  lieu  of such declined  Option.  A person who has declined an Option may revoke such election by delivering  written notice of such revocation to the Board no later  than the day prior to the date on which  such
               Option would be granted pursuant to paragraph 6(a).

                    (4)  Notwithstanding  any other provision of the Plan to the contrary,  no Option shall be granted to any  individual on a day when he or she is no longer serving as an Outside Director of the
               Company.